UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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PERRIGO COMPANY PLC
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Commencing on April 14, 2016, Perrigo Company plc sent the following letter to certain shareholders:

April 14, 2016

Dear Shareholder:

As we look forward to our 2016 Annual General Meeting of Shareholders on April 26, 2016, we are writing to ask for your vote in favor of each proposal included in our 2016 Proxy Statement as recommended by our Board of Directors. In particular, we are requesting that you support Proposal 3, the advisory vote to approve our executive compensation (also referred to as the “say-on-pay proposal”).

As discussed in the proxy statement, our Board of Directors has recommended that you vote “FOR” the approval of Proposal 3. While two of the leading proxy advisory firms (Glass Lewis and Egan-Jones) have also recommended that our shareholders vote “FOR” the say-on-pay proposal, one advisory firm, Institutional Shareholder Services (“ISS”), recommended a vote against the proposal. For this reason, we are writing not only to reiterate the Board’s recommendation in favor of this proposal but also to provide additional information that explains in detail the key compensation decisions of our Remuneration Committee and Board and to clarify certain factors that we believe mitigate the concerns expressed by ISS.

Company’s Compensation Philosophy

Our executive compensation philosophy and structure are designed to provide a total compensation package that attracts and retains highly qualified and talented executives who are crucial to our long-term success, while aligning their compensation to our short-term and long-term financial performance by using pay-for-performance structures based on demanding goals. Our long-standing commitment to pay-for-performance has been effective at aligning pay with actual financial performance. In fact, our shareholders have overwhelmingly supported the structure of our executive compensation program in the past. At each of the 2015 and 2014 annual meetings of shareholders, our say-on-pay proposal was approved by approximately 88% and 87%, respectively, of the votes cast.

Our executive compensation philosophy has remained consistent during the six-month period ended December 31, 2015 (the “2015 Stub Period”), which is the period covered by our 2016 proxy statement. While our compensation philosophy remained unchanged during this period, some elements of the compensation structure were modified for the 2015 Stub Period in light of two extraordinary events - an unsolicited hostile takeover proposal from Mylan N.V. (“Mylan”) and the change in the Company’s fiscal year-end.

Retaining Management and Rewarding Key Contributions in Takeover Defense over a Nearly Nine-Month Period

As discussed in the proxy statement, in June 2015, the Remuneration Committee (and, with respect to our CEO’s award, the independent directors of the Board) approved the grant of

Perrigo Company plc
Registered in Ireland, Registered number 529592
Registered office Treasury Building, Lower Grand Canal St., Dublin 2, Ireland
+353 1 7094000

Directors Laurie Brlas (U.S.), Gary M. Cohen (U.S.), Marc Coucke (Belgium), Jacqualyn A. Fouse (U.S.), Ellen R. Hoffing (U.S.), Michael J. Jandernoa (U.S.), Gary K. Kunkle, Jr (U.S.), Herman Morris, Jr (U.S.), Donal O’Connor (Ireland), Joseph C. Papa (U.S.), Shlomo Yanai (Israel)

one-time retention awards to our named executive officers, including a $4.05 million retention award granted to our CEO. These grants, and particularly the grant to our CEO, should be viewed taking into account both the unusual terms of the awards and the extraordinary circumstances leading to these awards. Indeed, the unsolicited takeover attempt by Mylan spanned nearly nine months - from April 6, 2015 to November 13, 2015. Mylan’s takeover proposal, which was ultimately rejected by our shareholders, was the largest hostile takeover attempt in history to go to the final tender deadline.

This highly unusual and critical event was at the center of the Remuneration Committee’s and the Board’s unanimous determination that granting the one-time retention awards was in the best interest of the Company and its shareholders. This is true for two reasons.

First, given the constant and substantial uncertainty created by Mylan’s offer, our Remuneration Committee and Board believed a strong retention program was critical to providing long-term shareholder value. In particular, both the Committee and the Board felt it important for shareholders to have some level of comfort that our key personnel would continue to lead Perrigo if shareholders followed our Board’s recommendation and rejected the tender offer in favor of Perrigo continuing to operate as a separate public company. Our shareholders’ rejection of the Mylan tender offer was a validation of our Board’s position.

Second, the grants were structured in a way that maximized their ability to retain key personnel. Unlike many time-based awards, these retention grants provided for five year cliff vesting. In other words, the grants vest in a single tranche at the end of a five-year period, ensuring that any recipient who voluntarily leaves the Company during that five-year period forfeits the entire grant. Thus, both the structure and terms of each retention award are consistent with our shareholders’ long-term interests.

In addition, in December 2015, our Remuneration Committee (and, with respect to our CEO’s award, the independent directors of the Board) approved special long-term incentive awards to recognize the many personal sacrifices and extraordinary performance of certain executives in successfully defending Perrigo against Mylan during the nearly nine-month-long takeover battle. While these awards do not provide for a forward-looking performance trigger, they certainly reflect past performance at the time of grant.

One-time Adjustment to Facilitate Transition to Calendar Year-End

While our compensation philosophy remained unchanged during the 2015 Stub Period, we did make a one-time adjustment to the performance periods of our long-term awards during this period to take into account our transition to a calendar year-end in lieu of the prior fiscal years that ended on or around June 30 of each year.

In particular, we adjusted the performance measurement period, which is usually three years, to two-and-a-half years. However, any earned shares do not vest until three years after the grant. The slightly truncated performance measurement period was simply a one-time adjustment designed to facilitate the operation of the performance award program for the cycle impacted by the change in fiscal year-end.

Despite that one-time change, we note that Perrigo has consistently used consecutive annual performance periods for our long-term awards for the past several years. Given the dramatic performance improvement over recent years, our Board sets the return on tangible capital goals on an annual basis, which allows it to continually set higher performance levels for each successive performance period. Our shareholders have provided overwhelming support for this approach as evidenced by the results of our past say-on-pay proposal votes.

Response to ISS’s Position

While Glass Lewis and Egan-Jones have recommended that our shareholders vote “FOR” the say-on-pay proposal, ISS has recommended a vote against the proposal. In our view, however, ISS did not properly take into account the factors discussed above relating to our compensation decisions for the 2015 Stub Period. In addition, we believe that ISS used a flawed methodology in its comparison of certain awards to those of a peer group.

For example, in comparing our CEO’s current compensation to that of peer firms, ISS aggregated restricted stock and option awards granted over an 18-month period, without annualizing. ISS then compared those 18 months of grants to the equity grants made by ISS’s selected peer firms over a 12-month period. This method does not give shareholders a fair comparison. It is also not internally consistent, as cash compensation is annualized. We believe the proper comparison is the fully-annualized figure of $15 million, not the ISS figure of $21 million:

	2015 Fiscal Year (July 2014-June 2015 )	2015 Stub Period (July-Dec 2015)	ISS Methodology[1]	Fully Annualized[2]
Base Salary	$1,183,750	$612,000	$1,197,000	$1,197,167
All Other Comp	$261,441	$258,757	$347,000	$346,799
Bonus		$500,000	$333,000	$333,333
Non-Equity Incentive	$1,410,130	$563,995	$1,316,000	$1,316,083
Restricted Stock	$5,829,935	$9,599,914	$15,430,000	$10,286,566
Stock Options	$2,732,488		$2,732,000	$1,821,659
Total Compensation	$11,417,744	$11,534,666	$21,355,000	$15,301,607

			Difference in Methodology	$6,053,393
Conclusion

For these and other reasons, we believe that the awards covered by our current proposal were appropriate and in the best interests of our shareholders. In fact, the retention awards were disclosed to our shareholders before the Mylan tender offer expired, and we believe the resounding rejection of the tender offer indicates our shareholders’ approval of the Board’s strategic decisions relating to the takeover battle. Moreover, we are and have historically been
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1 Although cash compensation over the 18-month period ending December 31, 2015 is annualized in this column, equity grants are simply aggregated, and then compared to the 12-month periods of our ISS-selected peers.
2 Fully annualized column annualizes total compensation over the 18-month period by multiplying by 2/3.

highly efficient in our use of equity awards, which is evidenced by the fact that our total dilution3 is significantly less than that of our peers. Our dilution is less than 5%, whereas the ISS peer group median is nearly 17%. We believe that our ability to maintain tight control over dilution reflects Perrigo’s commitment to shareholder value.

WE RECOMMEND THAT YOU VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL 3).

We believe that the information provided in our proxy statement and this letter clearly demonstrates our strong commitment to pay for performance and to aligning our executive compensation program with the interests of our shareholders. As we continue to assess our executive compensation programs, we welcome any additional input you want to provide us, and we look forward to hearing from you and our other shareholders with any questions you may have in this regard. To that end, if you have any questions, please contact Bradley Joseph, Vice President, Global Investor Relations, at (269) 686-3373 or at bradley.joseph@perrigo.com.

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3 Total number of shares available for grant and outstanding under options and other equity awards (vested and unvested) expressed as a percentage of total basic common shares outstanding as of the record date.

This information is being provided to certain shareholders in addition to Perrigo Company plc’s proxy statement dated March 17, 2016, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if you’ve already voted, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

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